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                                                                       EXHIBIT 4

                                    EXHIBITS

                             FIRST AMENDMENT TO THE
              BOWATER INCORPORATED/COATED PAPERS AND PULP DIVISION
                         HOURLY EMPLOYEES' SAVINGS PLAN
              (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1997)
               --------------------------------------------------


     WHEREAS, Bowater Incorporated (the "Company") established and maintains the Bowater Incorporated/Coated Papers and Pulp Division Hourly Employees' Savings Plan, as amended and restated effective January 1, 1997 ("Plan") for the benefit of eligible hourly employees of the Company, and has reserved the authority to amend the Plan under Section 10.01;

     WHEREAS, on June 12, 1999, employees of Nuway Paper, LLC ("Nuway") became employees of the Company pursuant to an asset purchase transaction between the Company and Nuway and have since become employee of Bowater Nuway
Incorporated, a wholly-owned subsidiary of the Company;

     WHEREAS, Nuway established and maintains the Nuway Paper, LLC 401(k) Retirement Plan, effective April 30, 1997, for the benefit of its eligible employees; and

     WHEREAS, the Company desires to amend the Plan to (1) provide for immediate participation as of June 12, 1999 for former hourly employees of Nuway; (2) establish a compensation deferral limit; (3) provide for certain matching and discretionary profit sharing contributions for such employees; and
(4) grant such employees service credit for their period of employment with Nuway for purposes of eligibility, participation and vesting.

     NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended, effective as of the dates set forth below, as follows:

     1. Section 1.16 has been amended, effective August 4, 1999, to read as follows:

          "1.16 EMPLOYER: Bowater Incorporated/Coated Papers and Pulp Division, or any successors by merger, purchase or otherwise with respect to its Employees, or any Affiliated Company that elects to participate in the Plan by action of its board of directors, subject to the approval of the Board. Effective as of August 4, 1999, "Employer" shall include Bowater Nuway Inc."

     2. The following Article 14 has been added, effective June 12, 1999, to read as follows:

     "ARTICLE 14: FORMER NUWAY EMPLOYEES. Notwithstanding any other provision in the Plan, the provisions of this Article shall apply to former employees of Nuway Paper, LLC ("Nuway") for purposes of determining their eligibility, participation and participant and employer contributions to the Plan.
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          14.01 ELIGIBILITY AND PARTICIPATION: Each former employee of Nuway who was a participant in the Nuway Paper LLC, 401(k) Retirement Plan (the "Nuway Plan") shall immediately become an Active Participant in the Plan as of June 12, 1999, provided such employee has satisfied the eligibility requirements set forth in Article 2 of the Plan based on his Service with Nuway. If a former employee of Nuway does not satisfy the eligibility requirements of the Plan based on his Service with Nuway, he must first satisfy the eligibility requirements of Article 2 prior to commencing participation in the Plan.

          14.02 PARTICIPANT CONTRIBUTIONS: An Employee who becomes an Active Participant pursuant to this Article may elect to make Basic Tax-Deferred Employee Contributions of up to 15% of his Earnings.

          14.03 EMPLOYER CONTRIBUTIONS: With respect to each Active Participant pursuant to his Article, the Employer shall make a Matching Contribution from its Current or Accumulated Profits equal to 50% of the Active Participant's first 4% of his Basic Tax-Deferred Employee Contribution plus a uniform discretionary percent of each such Participant's Basic Tax-Deferred Employee Contribution, the exact percentage, if any, to be determined each year by the Employer. Contributions made pursuant to this subsection shall be paid to the Trustee promptly and credited to each Participant's Matching Contribution Account.

          14.04 PRIOR SERVICE CREDIT: Former employees of Nuway who become Active Participants in the Plan shall receive service credit under the Plan for their accrued service under the Nuway Plan as of June 12, 1999 for purposes of eligibility under Section 2.01, participation under Section
     2.02 and vesting under Article 7.

                                     * * *

          IN WITNESS WHEREOF, the duly authorized officers of the Company have adopted and executed the First Amendment as of the 23rd day of September, 1999.

                                        BOWATER INCORPORATED


                                        By: /s/ JAMES T. WRIGHT
                                            ------------------------------------
                                            James T. Wright

                                        Its: Vice President - Human Resources
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